Exhibit 99.1

NEWS RELEASE	April 21, 2015

4120 Southwest Freeway, Suite 150, Houston, TX 77027

Tel: (713) 355-8614 Fax: (713) 355-8615

Nobilis Announces C$40 Million Offering

HOUSTON, TX, April 21, 2015: Nobilis Health Corp. (“Nobilis” or the “Company”) (TSX:NHC) (NYSE MKT:HLTH) today announced that they have entered into an agreement with a syndicate of underwriters for the sale, on a “bought deal” private placement basis, of 4,445,000 Units of the Company at $9.00 per Unit for aggregate gross proceeds of $40 million (the “Offering”), each Unit being comprised of one treasury unit (a “Treasury Unit”) and one-half of one common share (each whole common share, an “Additional Share”) from Donald L. Kramer and associates and affiliates of Donald L. Kramer or from Harry Fleming (collectively, the “Selling Shareholders”) or from treasury. The gross proceeds to the Company will be a minimum of $35 million, before giving effect to the Over-Allotment option.

Each Treasury Unit is comprised of one-half of one common share (each whole common share, a “Common Share”) and one-half of one common share purchase warrant (each whole common share purchase warrant, a “Warrant”). Each Warrant is exercisable for a period of 24 months following the closing of the Offering at an exercise price of $11.50. The expiry date of the Warrants may be accelerated by the Company at any time following the nine-month anniversary of the Closing and prior to the expiry date of the Warrants if the volume-weighted average trading price of the Company’s common shares is greater than $13.50 for any 20 consecutive trading days, at which time the Company may accelerate the expiry date by issuing a press release announcing the reduced warrant term whereupon the Warrants will expire on the 20th calendar day after the date of such press release.

The Company and the Selling Shareholders have also granted the underwriters an over-allotment option (the “Over-Allotment Option”), exercisable at any time up to 48 hours prior to Closing, in whole or in part, to purchase up to an additional 15% of the securities sold pursuant to the Offering, in such proportion as the Company, the Selling Shareholders and the underwriters mutually agree, to cover over-allotments and for market stabilization purposes.

The Offering will take place by way of a private placement to qualified investors in all provinces of Canada and otherwise in those jurisdictions where the Offering can lawfully be made. Canadian subscribers must be “accredited investors” (as defined in National Instrument 45-106 Prospectus and Registration Exemptions (“NI 45-106”)) or otherwise qualified under NI 45-106. The Units will be restricted securities within the meaning of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and (other than with respect to affiliates of the Company) subject to a “hold period” of not longer than six (6) months and one day from the closing of the Offering. The Units may be offered in the United States on a private placement basis pursuant to an appropriate exemption from the registration requirements of the U.S. Securities Act.

The net proceeds from the Treasury Unit component of the Offering shall be used by the Company for acquisitions and general corporate purposes. The Company will not receive any proceeds from the Additional Share component of the Offering from the Selling Shareholders, or the exercise of the Over-Allotment Option in respect of any Additional Shares from the Selling Shareholders.

Closing of the Offering is expected to occur on or about May 13, 2015 and is subject to certain conditions and approvals including, but not limited to, the receipt of approval by the Toronto Stock Exchange and the NYSE MKT.

The securities have not been registered under the U.S. Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder.

About Nobilis Health Corp.

Nobilis utilizes innovative direct-to-patient marketing focused on a specified set of procedures that are performed at our centers by local physicians. We own and manage ambulatory and acute care facilities to deliver healthcare services. Nobilis owns and manages interests in ambulatory surgery centers in Houston, Dallas, and Scottsdale, Arizona. In addition, Nobilis owns one acute care hospital in Houston. Nobilis also owns and manages interests in two imaging centers and one urgent care clinic in Houston.

Cautionary Statement Regarding Forward-Looking Information

This news release may contain forward-looking statements (within the meaning of applicable securities laws) relating to business of Nobilis Health Corp. (the “Company”) and the environment in which it operates. Forward-looking statements are identified by words such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may” and other similar expressions. These statements are based on the Company’s expectations, estimates, forecasts and projections and include statements relating to the completion of the Offering and the use of proceeds from the Treasury Offering. They are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. These risks and uncertainties are discussed in the Company’s regulatory filings available on the Company’s web site at www.NobilisHealth.com or at www.sedar.com. There can be no assurance that forward-looking statements will prove to be accurate as actual outcomes and results may differ materially from those expressed in these forward-looking statements. Readers, therefore, should not place undue reliance on any such forward-looking statements. Further, a forward-looking statement speaks only as of the date on which such statement is made. The Company undertakes no obligation to publicly update any such statement or to reflect new information or the occurrence of future events or circumstances.